EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
iPass, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-107315, 333-118295, 333-130064, and 333-131879) on Form S-8 of iPass, Inc. of our reports dated March 28, 2007, with respect to the consolidated balance sheets of iPass, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2006 annual report on Form 10-K of iPass, Inc.

Our report on the consolidated financial statements refers to iPass Inc.'s adoption of the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), Shared-Based Payment, effective January 1, 2006.

/s/ KPMG LLP
Mountain View, California
March 28, 2007